Exhibit 99.1 NEWS RELEASE

127 Industry Boulevard • North Huntingdon, PA 15642 • (724) 863-9663

FOR IMMEDIATE RELEASE

The ExOne Company Reports 2018 Second Quarter Results

•	2018 Q2 revenue of $10.9 million; orders on track for full year 2018 revenue growth in excess of 20%
o	Machine revenue of $3.2 million
o	Non-machine revenue up 17% to $7.7 million
•	Backlog expanded to $26.6 million at quarter end
•	Reiterating goal of achieving net income and positive operating cash flow in 2019

NORTH HUNTINGDON, PA, August 9, 2018 – The ExOne Company (NASDAQ: XONE) (“ExOne” or “the Company”), a global provider of three-dimensional (“3D”) printing machines and 3D printed and other products, materials and services to industrial customers, reported financial results today for the second quarter and first half year ended June 30, 2018.

S. Kent Rockwell, ExOne’s Chief Executive Officer, stated “Our financial performance in the second quarter and first half was less than anticipated.  While order flow and deliveries to customers were strong, our recognition of machine revenue was unfavorably impacted by timing of installation and customer acceptance of our printers.  We have seen good growth in machine and non-machine order activity which we expect will substantially enhance second half performance in meeting our full year revenue growth rate in excess of 20%.  Historically we have experienced machine revenue cadence of approximately 30% of annual machine revenue in the first half of a year and 70% in the second half.  We believe that the momentum of our recent and expected orders will drive machine revenue to approximately 80% of annual machine revenue in the second half of 2018.”

He continued, “During the quarter we sold the first unit of our newest direct 3D printing machine platform, the Innovent+.  Based on our Innovent platform, it is enhanced with our new ultrasonic recoater, which is designed for material flexibility and ease of use.  The new machine also features increased materials handling capabilities.  In addition, the development of our new large format fine powder direct printer is planned for customer delivery of units in the second half of 2019.”

Mr. Rockwell added, “Expenses associated with our leadership changes, global cost realignment program and inventory charges impacted our second quarter results.  Our global cost realignment program has been designed to remove excess costs throughout our organization, improving efficiency without impacting the pace or extent of our technological goals.  To date, we have implemented or targeted more than $6 million of annualized cost reductions.  More savings will be effected during the balance of this year with an overall goal of cost savings of approximately $10 million in 2019, as compared with 2018.  Our research and development activities remain vigorous, and we now estimate that our 2018 R&D expenses will exceed 2017 by approximately $4 million.  With cost reductions and improving revenues, we expect our operating cash flow to stabilize in the second half of this year.”

Second Quarter and First Half Revenue – Non-Machine Revenue Up 17% and 14%, Respectively

	Quarter Ended					Six Months Ended
(in millions)	June 30,					June 30,
Revenue by Product Line	2018		2017		% Change	2018		2017		% Change
3D Printing Machines	$3.2	30%	$4.3	39%	-25%	$7.7	34%	$8.5	39%	-9%
3D Printed and Other Products, Materials and Services	7.7	70%	6.5	61%	17%	15.1	66%	13.2	61%	14%
Total Revenue	$10.9	100%	$10.8	100%	1%	$22.8	100%	$21.7	100%	5%

Consolidated revenue for the 2018 second quarter grew 1% over the prior-year second quarter.

Machine revenue was down 25% to $3.2 million.  Seven machines were sold in the 2018 second quarter as compared with eight in the 2017 second quarter, with mix of machine type impacting the revenue comparison.

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The ExOne Company Reports 2018 Second Quarter Results

August 9, 2018

Non-machine revenue (3D printed and other products, materials and services) was up 17% to $7.7 million in the second quarter of 2018, compared with the prior year.  This increase was principally driven by higher revenue in the Company’s direct production service center printing operations resulting from increased customer acceptance of its binder jetting technology, as well as an increase in consumable material and service revenue.  The increase was partially offset by lower revenue at indirect service centers.

Consolidated revenue for the first half of 2018 grew 5% over the prior-year first half.  Machine revenue was down 9% to $7.7 million.  While the Company recorded revenue for 13 machines in each period, the revenue was impacted by mix of machine type.  Non-machine revenue grew 14% in the first half of 2018 compared with the first half of 2017.

Given the long sales cycle and significance of a machine’s average selling price relative to total revenue, fluctuations in machine-sale revenue vary from quarter to quarter.  ExOne does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger trends.

Second Quarter Operations – Impacted by Inefficiencies and Cost Realignment Initiative

($ in millions, except per-share amounts)	Q2 2018	Q2 2017	Change	% Change
Gross profit	$1.6	$2.0	$(0.4)	(22%)
Gross margin	14.6%	18.8%
Operating loss	$(8.0)	$(6.3)	$(1.7)	(26%)
Net loss	$(8.0)	$(6.4)	$(1.6)	(26%)
Diluted EPS	$(0.50)	$(0.40)	$(0.10)	(25%)

Gross profit of $1.6 million was down 22% from the second quarter of 2017.  The 2018 period was impacted by higher costs including consulting and professional fees, a reduction in gains from property and equipment disposals, and the unfavorable impact of exchange rate changes.  Offsetting those cost increases was a decrease in net inventory charges.

R&D expense of $3.2 million for the quarter was up $0.9 million compared with the 2017 second quarter.  The increase was primarily due to employee-related costs and consulting and professional fees incurred to accelerate new product development activities during 2018, as well as the unfavorable impact of exchange rate changes.

SG&A expense was $6.4 million compared with $6.0 million in the 2018 second quarter.  The increase was primarily due to employee-related costs including termination costs associated with the previously announced executive leadership changes and global cost realignment, as well as the unfavorable impact of exchange rate changes.

The 2018 second quarter net loss was $8.0 million, or $0.50 per share, compared with a $6.4 million net loss, or $0.40 per share, in the second quarter of 2017.  The higher net loss was principally due to lower gross profit and higher operating expenses described above.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), a non-GAAP measure, was a $6.7 million loss in the 2018 second quarter, compared with a $4.8 million loss in last year’s second quarter.  ExOne management believes that, when used in conjunction with other measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), Adjusted EBITDA assists in the understanding of its financial results.  See the attached tables for important disclosures regarding the Company’s use of Adjusted EBITDA as well as a reconciliation of net loss (most directly comparable GAAP measure) to Adjusted EBITDA for the quarters ended June 30, 2018 and 2017.

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The ExOne Company Reports 2018 Second Quarter Results

August 9, 2018

First Half 2018 Review – Advancing Technology and Product Capabilities

($ in millions, except per-share amounts)	YTD 2018	YTD 2017	Change	% Change
Gross profit	$4.2	$3.6	$0.6	16%
Gross margin	18.5%	16.7%
Operating loss	$(14.4)	$(13.0)	$(1.4)	(11%)
Net loss	$(14.4)	$(13.2)	$(1.2)	(9%)
Diluted EPS	$(0.89)	$(0.82)	$(0.07)	(9%)

Gross profit was $4.2 million, resulting in an 18.5% gross margin in the first half of 2018, compared with 16.7% in the first half of 2017.  The 2018 first half benefited from higher revenue, partially offset by higher costs including consulting and professional fees, a reduction in gains from property and equipment disposals, and the unfavorable impact of exchange rate changes.  Offsetting those cost increases was a decrease in net inventory charges.

R&D expense was $6.0 million in the 2018 first half compared with $4.3 million in the 2016 first half, with the increase, as described above, associated with the accelerated advancement of the Company’s technology.

SG&A for the 2018 first half was $12.6 million, up 2% compared with the prior-year period.  The increase primarily occurred in the second quarter noted above.

The net loss was $14.4 million, or $0.89 per share, for the first half of 2018 compared with $13.2 million, or $0.82 per share, in the 2017 first half.

Adjusted EBITDA, a non-GAAP measure, was an $11.2 million loss in the 2018 first half, compared with an $8.6 million loss in last year’s first half.  ExOne management believes that, when used in conjunction with other measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), Adjusted EBITDA assists in the understanding of its financial results.  See the attached tables for important disclosures regarding the Company’s use of Adjusted EBITDA as well as a reconciliation of net loss (most directly comparable GAAP measure) to Adjusted EBITDA for the six months ended June 30, 2018 and 2017.

Capitalization – Cash Invested in Inventory Production for Second Half Revenue

Cash, cash equivalents and restricted cash as of June 30, 2018 were $13.0 million, compared with $22.2 million at December 31, 2017.  Cash used for operating activities in the 2018 first half was $7.9 million, compared with $6.9 million in the first half of 2017.  The 2018 use of cash included an increase of $7.1 million in inventories to support the Company’s higher backlog and anticipated growth in the second half of 2018.  Cash capital expenditures were $0.8 million and $0.4 million in the 2018 and 2017 first six months, respectively.  In 2018, the Company expects total cash capital expenditures of $1.5 million to $2 million.

Outlook – Reaffirming 2018 Revenue Growth; Net Income, Positive Operating Cash Flow in 2019

Mr. Rockwell concluded, “Our current backlog, order activity thus far into the third quarter and our increasing sales pipeline give us confidence in our expectations for 2018 revenue growth of 20% over 2017.  We further believe that our existing capital resources will be sufficient to support our operating plan.  We are intently focused on furthering the advancement of our binder jetting technology and achieving net income and positive operating cash flow in 2019.”

Webcast and Conference Call

ExOne will host a conference call and live webcast on Friday, August 10 at 8:30 a.m. Eastern Time.  During the conference call and webcast, management will review the financial and operating results for the 2018 second quarter and first half, along with ExOne’s corporate strategies and outlook.  A question-and-answer session will follow.  The teleconference can be accessed by calling (201) 689-8470.  The webcast can be monitored on the Company’s website at www.investor.exone.com/.

A telephonic replay of the conference call will be available from 11:30 a.m. ET on the day of the teleconference through Friday, August 17, 2018.  To listen to a replay of the call, dial (412) 317-6671 and enter the conference ID number 13681119, or access the webcast replay via the Company’s website, where a transcript will also be posted once available.

About ExOne

ExOne is a global provider of 3D printing machines and 3D printed and other products, materials and services to industrial customers.  ExOne's business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its installed base of 3D printing machines.  ExOne’s machines serve direct and indirect

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The ExOne Company Reports 2018 Second Quarter Results

August 9, 2018

applications. Direct printing produces a component; indirect printing makes a tool to produce a component.  ExOne offers pre-production collaboration and print products for customers through its network of ExOne Adoption Centers (EACs) and Production Service Centers (PSCs). ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support that is necessary for purchasers of its 3D printing machines to print products.  The Company believes that its ability to print in a variety of industrial materials, as well as its industry-leading volumetric output (as measured by build box size and printing speed) uniquely position ExOne to serve the needs of industrial customers.

Safe Harbor Regarding Forward Looking Statements

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the Company’s future financial or business performance, strategies, expectations, or planned results of its global cost realignment initiative. Forward-looking statements typically are identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” as well as similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could” and “may.”

The Company cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and the Company assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in the Company’s reports and those identified elsewhere in its Annual Report on Form 10-K, the following factors, among others, could cause results to differ materially from forward-looking statements or historical performance: the Company’s ability to generate operating profits; fluctuations in the Company’s revenues and operating results; the results of its global cost realignment initiative; the Company’s competitive environment and its competitive position; ExOne’s ability to enhance its current three-dimensional (“3D”) printing machines and technology and develop new 3D printing machines; the Company’s ability to qualify more industrial materials in which it can print; demand for ExOne’s products; the availability of skilled personnel; the impact of loss of key management; the impact of market conditions and other factors on the carrying value of long-lived assets; the Company’s ability to continue as a going concern; the impact of customer specific terms in machine sale agreements on the period in which the Company recognizes revenue; risks related to global operations including effects of foreign currency; the adequacy of sources of liquidity; the amount and sufficiency of funds for required capital expenditures, working capital, and debt service; dependency on certain critical suppliers; nature or impact of alliances and strategic investments; reliance on critical information technology systems; the effect of litigation, contingencies and warranty claims; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the impact of disruption of the Company’s manufacturing facilities, production service centers (“PSCs”) or ExOne Adoption Centers (“EACs”); the adequacy of ExOne’s protection of its intellectual property; and expectations regarding demand for the Company’s industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook.

These and other important factors, including those discussed in the Company’s Annual Report on Form 10-K, may cause the Company’s actual results of operations to differ materially from any future results of operations expressed or implied by the forward-looking statements contained therein. Before making a decision to purchase ExOne common stock, you should carefully consider all of the factors identified in its Annual Report on Form 10-K that could cause actual results to differ from these forward-looking statements.

For more information, contact:

Brian Smith	Deborah K. Pawlowski / Karen L. Howard
Senior Vice President	Kei Advisors LLC
(724) 765-1350	(716) 843-3908 / (716) 843-3942
brian.smith@exone.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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The ExOne Company Reports 2018 Second Quarter Results

August 9, 2018

The ExOne Company

Statement of Consolidated Operations

(in thousands, except per-share amounts)

(Unaudited)

	Quarter Ended		%	Six Months Ended		%
	June 30,		Change	June 30,		Change
	2018	2017		2018	2017
Revenue	$10,857	$10,799	1%	$22,750	$21,668	5%
Cost of sales	9,267	8,773	6%	18,544	18,039	3%
Gross profit	1,590	2,026	(22%)	4,206	3,629	16%
Gross margin	14.6%	18.8%		18.5%	16.7%
Research and development	3,235	2,349	38%	6,030	4,348	39%
Selling, general and administrative	6,353	6,013	6%	12,555	12,276	2%
	9,588	8,362	15%	18,585	16,624	12%
Operating loss	(7,998)	(6,336)	(26%)	(14,379)	(12,995)	(11%)
Interest expense	73	23	217%	106	45	136%
Other (income) expense ̶ net	(52)	35	NM	(98)	145	NM
	21	58	(64%)	8	190	(96%)
Loss before income taxes	(8,019)	(6,394)	(25%)	(14,387)	(13,185)	(9%)
Provision for income taxes	18	9	100%	35	9	289%
Net loss	$(8,037)	$(6,403)	(26%)	$(14,422)	$(13,194)	(9%)
Net loss per common share:
Basic	$(0.50)	$(0.40)	(25%)	$(0.89)	$(0.82)	(9%)
Diluted	$(0.50)	$(0.40)	(25%)	$(0.89)	$(0.82)	(9%)
Weighted average shared outstanding (basic and diluted)	16,150	16,046		16,144	16,037

NM:  Not Meaningful

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The ExOne Company Reports 2018 Second Quarter Results

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The ExOne Company
Consolidated Balance Sheet
(in thousands, except per-share and share amounts)

(Unaudited)

	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$11,584	$21,848
Restricted cash	1,463	330
Accounts receivable ̶ net of allowance of $1,122 (2018) and $1,193 (2017)	5,003	8,647
Inventories ̶ net	20,551	15,430
Prepaid expenses and other current assets	2,677	1,710
Total current assets	41,278	47,965
Property and equipment ̶ net	44,791	46,797
Intangible assets ̶ net	—	62
Other noncurrent assets	770	736
Total assets	$86,839	$95,560
Liabilities
Current liabilities:
Current portion of long-term debt	$140	$137
Current portion of capital leases	16	15
Accounts payable	4,756	4,291
Accrued expenses and other current liabilities	6,665	6,081
Deferred revenue and customer prepayments	13,460	8,282
Total current liabilities	25,037	18,806
Long-term debt ̶ net of current portion	1,437	1,508
Capital leases ̶ net of current portion	41	36
Other noncurrent liabilities	1	1
Total liabilities	26,516	20,351
Contingencies and commitments
Stockholders' equity
Common stock, $0.01 par value, 200,000,000 shares authorized, 16,149,617 (2018) and 16,124,617 (2017) shares issued and outstanding	161	161
Additional paid-in capital	174,092	173,718
Accumulated deficit	(103,608)	(89,186)
Accumulated other comprehensive loss	(10,322)	(9,484)
Total stockholders' equity	60,323	75,209
Total liabilities and stockholders' equity	$86,839	$95,560

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The ExOne Company Reports 2018 Second Quarter Results

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The ExOne Company
Statement of Consolidated Cash Flows
(in thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2018	2017
Operating activities
Net loss	$(14,422)	$(13,194)
Adjustments to reconcile net loss to net cash used for operations:
Depreciation and amortization	2,829	3,589
Equity-based compensation	374	835
Amortization of debt issuance costs	27	3
(Recoveries) provision for bad debts ̶ net	(37)	132
Provision for slow-moving, obsolete and lower of cost or net realizable value inventories ̶ net	771	1,835
Gain from disposal of property and equipment ̶ net	(41)	(314)
Changes in assets and liabilities, excluding effects of foreign currency translation adjustments:
Decrease in accounts receivable	3,763	69
Increase in inventories	(7,060)	(3,358)
Increase in prepaid expenses and other assets	(658)	(770)
Increase in accounts payable	445	2,111
Increase (decrease) in accrued expenses and other liabilities	730	(252)
Increase in deferred revenue and customer prepayments	5,406	2,390
Net cash used for operating activities	(7,873)	(6,924)
Investing activities
Capital expenditures	(819)	(392)
Proceeds from sale of property and equipment	25	3,677
Net cash (used for) provided by investing activities	(794)	3,285
Financing activities
Payments on long-term debt	(70)	(68)
Payments on capital leases	(9)	(45)
Debt issuance costs	(188)	—
Net cash used for financing activities	(267)	(113)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(197)	760
Net change in cash, cash equivalents, and restricted cash	(9,131)	(2,992)
Cash, cash equivalents, and restricted cash at beginning of period	22,178	28,155
Cash, cash equivalents, and restricted cash at end of period	$13,047	$25,163

Supplemental disclosure of noncash investing and financing activities
Transfer of internally developed 3D printing machines from inventories to property and equipment for internal use or leasing activities	$895	$1,917
Transfer of internally developed 3D printing machines from property and equipment to inventories for sale	$424	$395
Property and equipment acquired through financing arrangements	$14	$48
Unsettled proceeds from sale of property and equipment	$51	$—
Property and equipment included in accounts payable	$95	$100
Property and equipment included in accrued expenses and other current liabilities	$23	$—

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The ExOne Company Reports 2018 Second Quarter Results

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The ExOne Company

Additional Information

(Unaudited)

Machine Sales by Type

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
3D printing machine units sold:
S-Max®	1	2	4	6
S-Print®	1	—	1	—
M-Flex®	1	3	1	4
Innovent®+	1	—	1	—
Innovent®	3	3	6	3
	7	8	13	13

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The ExOne Company Reports 2018 Second Quarter Results

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The ExOne Company

Adjusted EBITDA Reconciliation

(in millions)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net loss	$(8.0)	$(6.4)	$(14.4)	$(13.2)
Interest expense	0.1	0.0	0.1	0.1
Provision for income taxes	0.0	0.0	0.0	0.0
Depreciation and amortization	1.3	1.3	2.8	3.6
Equity-based compensation	(0.0)	0.3	0.4	0.8
Other (income) expense ̶ net	(0.1)	0.0	(0.1)	0.1
Adjusted EBITDA	$(6.7)	$(4.8)	$(11.2)	$(8.6)

ExOne defines Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) as net loss (as calculated under GAAP) plus interest expense, provision for income taxes, depreciation and amortization, equity-based compensation, and other (income) expense  ̶  net. Use of Adjusted EBITDA, which is a non-GAAP financial measure, as defined under the rules of the U.S. Securities and Exchange Commission, is intended as a supplemental measure of ExOne’s performance that is not required by, or presented in accordance with, GAAP.  Adjusted EBITDA should not be considered as an alternative to net loss or any other performance measure derived in accordance with GAAP. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by unusual or non-recurring items.

The Company believes Adjusted EBITDA is meaningful to its investors to enhance their understanding of ExOne’s financial results. Although Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, the Company understands that it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare ExOne’s performance with the performance of other companies that report Adjusted EBITDA.  ExOne’s calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

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